EXHIBIT 10.1

June 8, 2020

Joel S. Marcus
Address on file with the Corporation

Dear Joel:

This letter confirms our recent discussions regarding your disability insurance coverage and our modification of your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015 (your “Employment Agreement”), as amended by the letters of July 3, 2017, March 20, 2018 and January 15, 2019 (collectively, the “Letter Amendments”).

Disability Insurance Coverage

The Employment Agreement is hereby amended such that the following paragraph shall replace Section 3.4(d) in its entirety:

Disability Insurance. During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect long-term disability and short-term disability coverage (the “Disability Policy”) payable to Officer, subject to such limitations as may be applicable under California law and under standard insurance underwriters requirements. The premiums for the foregoing coverage shall be included in Officer’s gross income.

Miscellaneous

This letter amends both your Employment Agreement and the Letter Amendments, which continue in all other respects in accordance with their terms. Together with your Employment Agreement, the agreements and plans referred to therein, and the Letter Amendments, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

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If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt.

Sincerely,

Alexandria Real Estate Equities, Inc.

By:  /s/ Dean A. Shigenaga
Name:  Dean A. Shigenaga
Title:  Co-President & Chief Financial Officer

Accepted and Agreed as of the date hereof:

/s/ Joel S. Marcus
Joel S. Marcus